Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Full Year and Fourth Quarter 2022 Results

NEW YORK, NY, February 23, 2023 / Business Wire - AG Mortgage Investment Trust, Inc. ("MITT," "we," the "Company," or "our") (NYSE: MITT) today reported financial results for the full year and quarter ended December 31, 2022.

FULL YEAR AND FOURTH QUARTER 2022 FINANCIAL HIGHLIGHTS

Full Year 2022:

•$11.39 Book Value per share as of December 31, 2022 as compared to $14.64 as of December 31, 2021(1)
•$11.03 Adjusted Book Value per share as of December 31, 2022 as compared to $14.32 as of December 31, 2021(1)
◦Decrease of approximately (23.0)% from December 31, 2021
◦Annual Economic Return on Equity of (17.3)%(2)
•$(3.12) and $0.08 of Net Income/(Loss) and Earnings Available for Distribution ("EAD") per diluted common share, respectively(3)
◦EAD replaces our prior presentation of Core Earnings with no changes to the definition
•$0.81 dividend per common share

Fourth Quarter 2022:

•Increase in Book Value per share and Adjusted Book Value per share of approximately 3% from September 30, 2022
◦Quarterly Economic Return on Equity of 5.0%(2)
•$0.33 and $0.05 of Net Income/(Loss) and EAD per diluted common share, respectively(3)
•$0.18 dividend per common share

MANAGEMENT REMARKS

"During a volatile 2022, MITT remained disciplined by programmatically terming out its financing resulting in MITT being materially de-risked with ample liquidity as we head into 2023 in position to play offense," said TJ Durkin, Chief Executive Officer and President. "Notably, our adjusted book value improved 3% during the fourth quarter and we’re seeing that trend continue as the markets have shown modest signs of recovery."

INVESTMENT, FINANCING, AND CAPITAL HIGHLIGHTS

•$4.2 billion Investment Portfolio as of December 31, 2022(4)(5)
◦Purchased $2.6 billion of Non-Agency and Agency-Eligible Loans during 2022, $142.1 million of which were purchased in the fourth quarter 2022
•$3.9 billion of financing as of December 31, 2022(4)(5)
◦$3.3 billion of non-recourse financing and $0.6 billion of recourse financing
◦Executed eight rated securitizations during 2022, one of which was executed in the fourth quarter 2022, converting recourse financing with mark-to-market margin calls to non-recourse financing without mark-to-market margin calls
◦Subsequent to year end, executed a rated Non-Agency securitization of $271.2 million of unpaid principal balance, converting recourse financing with mark-to-market margin calls to non-recourse financing without mark-to-market margin calls
•8.4x GAAP Leverage Ratio and 1.3x Economic Leverage Ratio as of December 31, 2022(6)
•0.8% Net Interest Margin(7)
•$86.7 million of total liquidity as of December 31, 2022
◦Consisted of $84.6 million of cash and cash equivalents and $2.1 million of unencumbered Agency RMBS
◦As of the date of this release, total liquidity of approximately $120 million
•Accretive repurchase of 2.7 million shares of common stock for $18.2 million during 2022, representing a weighted average cost of $6.82 per share
◦0.9 million shares of common stock repurchased at a weighted average cost of $5.68 per share during the fourth quarter 2022
◦$7.3 million of capacity remaining under our existing repurchase program as of the date of this release

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of December 31, 2022(4)(5) ($ in millions):

	Fair Value	Weighted Average Yield	Financing	Cost of Funds(a), (8)	Percent of Fair Value	Percent of Equity(9)
Residential Investments(b)	$4,202.8	5.1%	$3,890.2	4.4%	99.5%	98.2%
Agency RMBS	19.1	7.5%	14.2	4.5%	0.5%	1.8%
Total	$4,221.9	5.1%	$3,904.4	4.3%	100.0%	100.0%
(a) Total Cost of Funds shown includes the cost or benefit from our interest rate hedges. Total Cost of Funds as of December 31, 2022 excluding the cost or benefit of our interest rate hedges would be 4.4%.
(b) As of December 31, 2022, the table above excludes our investment in Arc Home and includes fair value of $49.6 million of Residential Investments that are included in the “Investments in debt and equity of affiliates” line item on our consolidated balance sheet. These Residential Investments include $31.1 million of Non-QM Loans, $7.8 million of Re/Non-Performing Loans, and $10.7 million of Land Related Financing.

FINANCING PROFILE

The following summarizes the Company’s financing as of December 31, 2022(4)(5) ($ in millions):

	Securitized Debt	Residential Bond Financing(a)	Residential Loan Warehouse Financing	Agency Financing	Total
Amount	$3,262.4	$267.6	$360.2	$14.2	$3,904.4
Cost of Funds(8),(b)	4.1%	6.0%	6.2%	4.5%	4.3%
Advance Rate	88%	55%	86%	83%	N/A
Available Borrowing Capacity(c)	N/A	N/A	$2,189.8	N/A	$2,189.8
Recourse/Non-Recourse	Non-Recourse	Recourse	Recourse	Recourse	16% Recourse 84% Non-Recourse
(a) Includes financing on the retained tranches from securitizations issued by the Company and consolidated in the “Securitized residential mortgage loans, at fair value” line item on the Company’s consolidated balance sheets.
(b) Total Cost of Funds shown includes the cost or benefit from the Company's interest rate hedges. Cost of Funds as of December 31, 2022 excluding the cost or benefit of our interest rate hedges would be 4.4%.
(c) The borrowing capacity under the Company's Non-Agency Loan and Agency-Eligible Loan warehouse financing arrangements is uncommitted by the lenders.

ARC HOME UPDATE(10)

•Arc Home continues to focus on Non-Agency Loan originations(a):
◦Arc Home originated $1.9 billion of residential mortgage loans during 2022, of which $1.1 billion were Non-Agency Loans
◦Arc Home originated $171.3 million of residential mortgage loans during the fourth quarter 2022, of which $86.1 million were Non-Agency Loans
◦MITT purchased loans with an unpaid principal balance of $1.1 billion from Arc Home during 2022 including $58.6 million during the fourth quarter 2022
•Cash of $20.7 million as of December 31, 2022, along with Arc Home's $91.6 million MSR portfolio that is largely unlevered, provides Arc Home with a strong financial position to manage the current dynamics in the mortgage origination market
•Arc Home generated an after-tax net loss of $(6.1) million in the fourth quarter primarily resulting from declines in origination volumes and gain on sale margins during the quarter, coupled with mark to market losses in the fair value of Arc Home's mortgage servicing right portfolio
◦MITT's portion of the after-tax net loss was $(2.7) million, prior to removing any gains on loans acquired by MITT from Arc Home which approximated $0.2 million during the fourth quarter of 2022(b)
•As of December 31, 2022, the fair value of MITT’s investment in Arc Home was calculated using a valuation multiple of 0.94x book value.

(a) Non-Agency includes Non-QM Loans, QM Loans, Jumbo Loans, and Agency-Eligible Loans. Agency-Eligible Loans are loans that conform with GSE underwriting guidelines but are sold to Non-Agency investors, including MITT.
(b) MITT eliminates any gains or losses on loans acquired by MITT from Arc Home from the "Equity in earnings/(loss) from affiliates" line item and decreases or increases the cost basis of the underlying loans accordingly resulting in unrealized gains or losses, which are recorded in the "Net unrealized gains/(losses)" line item on the Company's consolidated income statement.

BOOK VALUE ROLL-FORWARD
The below table provides a summary of our fourth quarter and full year 2022 activity impacting book value as well as a reconciliation to adjusted book value ($ in thousands, except per share data).

	Quarter Ended December 31, 2022		Year Ended December 31, 2022
	Amount	Per Diluted Share(3)	Amount	Per Diluted Share(3)
Beginning Book Value(1)	$243,824	$11.02	$349,908	$14.64
Common dividend	(3,846)	(0.18)	(18,246)	(0.81)
Net issuance/(repurchase) of common stock	(4,758)	0.23	(17,890)	0.68
Earnings available for distribution	1,187	0.05	1,900	0.08
Net realized and unrealized gain/(loss) included within equity in earnings/(loss) from affiliates	793	0.03	2,062	0.09
Net realized gain/(loss)	21,317	0.98	81,389	3.56
Net unrealized gain/(loss)	(14,602)	(0.67)	(137,634)	(6.01)
Dollar roll (income)/loss	—	—	(1,999)	(0.09)
Transaction related expenses and deal related performance fees	(1,587)	(0.07)	(17,162)	(0.75)
12/31/22 Book Value(1)	$242,328	$11.39	$242,328	$11.39
Change in Book Value	(1,496)	0.37	(107,580)	(3.25)

12/31/22 Book Value(1)	$242,328	$11.39	$242,328	$11.39
Net proceeds less liquidation preference of preferred stock	(7,519)	(0.36)	(7,519)	(0.36)
12/31/22 Adjusted Book Value(1)	$234,809	$11.03	$234,809	$11.03

12/31/21 Book Value(1)			$349,908	$14.64
Net proceeds less liquidation preference of preferred stock			(7,519)	(0.32)
12/31/21 Adjusted Book Value(1)			$342,389	$14.32

DIVIDENDS

The Company announced that on February 16, 2023 its Board of Directors (the "Board") declared first quarter 2023 preferred stock dividends as follows:

In accordance with the terms of its 8.25% Series A Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock"), the Board declared a quarterly cash dividend of $0.51563 per share on its Series A Preferred Stock;

In accordance with the terms of its 8.00% Series B Cumulative Redeemable Preferred Stock (the "Series B Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series B Preferred Stock; and

In accordance with the terms of its 8.000% Series C Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock (the "Series C Preferred Stock"), the Board declared a quarterly cash dividend of $0.50 per share on its Series C Preferred Stock.

The above dividends for the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock are payable on March 17, 2023 to preferred shareholders of record on February 28, 2023.

On December 19, 2022, the Board declared a fourth quarter dividend of $0.18 per share of common stock that was paid on January 31, 2023 to common stockholders of record as of December 30, 2022.

On November 3, 2022, the Board declared a quarterly dividend of $0.51563 per share on the Series A Preferred Stock, $0.50 per share on the Series B Preferred Stock, and $0.50 per share on the Series C Preferred Stock. The dividends were paid on December 19, 2022 to preferred stockholders of record as of November 30, 2022.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders, and analysts to participate in MITT’s fourth quarter earnings conference call on February 23, 2023 at 8:30 am Eastern Time. The stockholder call can be accessed by dialing (800) 445-7795. International callers should dial (785) 424-1699. The Conference ID is MITTQ422.

A presentation will accompany the conference call and will be available under "Presentations" in the "Investor Relations" section on the Company’s website at www.agmit.com. Select the Q4 2022 Earnings Presentation link to download the presentation in advance of the stockholder call.

For those unable to listen to the live call, an audio replay will be available on February 23, 2023 through 9:00 a.m. Eastern Time on March 23, 2023. To access the replay, please go to https://event.on24.com/wcc/r/4111737/68DEE1BBD51982EACF4D3E177E1FF8CC.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a residential mortgage REIT with a focus on investing in a diversified risk-adjusted portfolio of residential mortgage-related assets in the U.S. mortgage market. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., a leading privately-held alternative investment firm focusing on credit and real estate strategies.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO, GORDON & CO.

Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a privately-held alternative investment firm founded in November 1988. The firm currently manages approximately $52 billion with a primary focus on credit and real estate strategies. Angelo Gordon has over 650 employees, including more than 200 investment professionals, and is headquartered in New York, with associated offices elsewhere in the U.S., Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, book value, adjusted book value, our investments, our business and investment strategy, investment returns, return on equity, liquidity, financing, taxes, our assets, our interest rate sensitivity, and our views on certain macroeconomic trends and conditions, among others. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of our company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, the uncertainty and economic impact of the COVID-19 pandemic and of responsive measures implemented by various governmental authorities, businesses and other third parties; whether market conditions will continue to recover; whether challenging market conditions will provide us with attractive investment opportunities we anticipate or at all; our ability to continue to grow our residential investment portfolio; our acquisition pipeline; our ability to invest in higher yielding assets through Arc Home, other origination partners or otherwise; our levels of liquidity, including whether our liquidity will sufficiently enable us to continue to deploy capital within the residential whole loan space as anticipated or at all; the impact of market, regulatory and structural changes on the market opportunities we expect to have, and whether we will be able to capitalize on such opportunities in the manner we anticipate; the impact of market volatility and economic recession on our business and ability to execute our strategy; whether we will be able to generate liquidity from additional opportunistic liquidations in our Re/Non-performing loan portfolio; our portfolio mix, including levels of Non-Agency and Agency mortgage loans; our ability to manage warehouse exposure as anticipated or at all; our levels of leverage, including our levels of recourse and non-recourse financing; our ability to execute securitizations, including at the pace anticipated or at all; our ability to achieve our forecasted returns on equity on warehoused assets and post-securitization, including whether such returns will support earnings growth; changes in our business and investment strategy; our ability to grow our adjusted book value; our ability to predict and control costs; changes in inflation, interest rates and the fair value of our assets, including negative changes resulting in margin calls relating to the financing of our assets; the impact of credit spread movements on our business; the impact of interest rate changes on our asset yields and net interest margin; changes in the yield curve; the timing and amount of stock issuances pursuant to our ATM program or otherwise; the timing and amount of stock repurchases, if any; our capitalization, including the timing and amount of preferred stock repurchases or exchanges, if any; expense levels, including levels of management fees; changes in prepayment rates on the loans we own or that underlie our investment securities; our distribution policy; Arc Home’s performance, including its liquidity position and ability to manage current dynamics of the mortgage origination market; Arc Home’s Non-Agency origination volumes; the composition of Arc Home’s portfolio, including levels of MSR exposure; levels of leverage on Arc Home’s MSR portfolio; our percentage allocation of loans originated by Arc Home; increased rates of default or delinquencies and/or decreased recovery rates on our assets; the availability of and competition for our target investments; our ability to obtain and maintain financing arrangements on terms favorable to us or at all; changes in general economic or market conditions in our industry and in the finance and real estate markets, including the impact on the value of our assets; conditions in the market for Residential Investments and Agency RMBS; our levels of EAD; legislative and regulatory actions by the U.S. Department of the Treasury, the Federal Reserve and other agencies and instrumentalities; how COVID-19 may affect us, our operations and personnel; our ability to make distributions to our stockholders in the future; our ability to maintain our qualification as a REIT for federal tax purposes; and our ability to qualify for an exemption from registration under the Investment Company Act of 1940, as amended. Additional information concerning these and other risk factors are contained in our filings with the Securities and Exchange Commission ("SEC"), including those described in Part I – Item 1A. "Risk Factors" of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as such factors may be updated from time to time in our filings with the SEC. Copies are available free of charge on the SEC's website, http://www.sec.gov/. All forward looking statements in this press release speak only as of the date of this press release. We undertake no duty to update any forward-looking statements to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. All financial information in this press release is as of December 31, 2022, unless otherwise indicated.

NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with GAAP, this press release includes certain non-GAAP financial results and financial metrics derived therefrom, including Earnings Available for Distribution, investment portfolio, financing arrangements, and economic leverage ratio, which are calculated by including or excluding unconsolidated investments in affiliates or, with respect to our equity allocation calculation, by allocating all non-investment portfolio related assets and liabilities to our investment portfolio categories based on the characteristics of such assets and liabilities, as described in the footnotes to this press release. Our management team believes that this non-GAAP financial information, when considered with our GAAP financial information, provides supplemental information useful for investors as it enables them to evaluate our current core performance using the same metrics that management uses to operate the business. Our presentation of non-GAAP financial information may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP financial information should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations of the non-GAAP financial measures included in this press release to the most directly comparable financial measures prepared in accordance with GAAP should be carefully evaluated.

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(in thousands, except per share data)

	December 31, 2022	December 31, 2021
Assets
Securitized residential mortgage loans, at fair value - $423,967 and $119,947 pledged as collateral, respectively	$3,707,146	$1,158,134
Residential mortgage loans, at fair value - $353,039 and $1,469,358 pledged as collateral, respectively	356,467	1,476,972
Residential mortgage loans held for sale, at fair value - $64,984 and $0 pledged as collateral, respectively	64,984	—
Real estate securities, at fair value - $41,653 and $444,481 pledged as collateral, respectively	43,719	514,470
Investments in debt and equity of affiliates	71,064	92,023
Cash and cash equivalents	84,621	68,079
Restricted cash	14,182	32,150
Other assets	27,595	20,900
Total Assets	$4,369,778	$3,362,728

Liabilities
Securitized debt, at fair value	$3,262,352	$999,215
Financing arrangements	621,187	1,777,743
Dividend payable	3,846	5,021
Other liabilities	19,593	10,369
Total Liabilities	3,906,978	2,792,348
Commitments and Contingencies
Stockholders' Equity
Preferred stock - $227,991 aggregate liquidation preference	220,472	220,472
Common stock, par value $0.01 per share; 450,000 shares of common stock authorized and 21,284 and 23,908 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	212	239
Additional paid-in capital	778,606	796,469
Retained earnings/(deficit)	(536,490)	(446,800)
Total Stockholders' Equity	462,800	570,380

Total Liabilities & Stockholders' Equity	$4,369,778	$3,362,728

AG Mortgage Investment Trust, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022
Net Interest Income
Interest income	$57,286	$24,686	$180,303
Interest expense	44,924	10,698	118,918
Total Net Interest Income	12,362	13,988	61,385

Other Income/(Loss)
Net interest component of interest rate swaps	927	(1,364)	(4,922)
Net realized gain/(loss)	21,317	6,822	81,389
Net unrealized gain/(loss)	(14,602)	3,704	(137,634)
Total Other Income/(Loss)	7,642	9,162	(61,167)

Expenses
Management fee to affiliate	2,112	1,800	8,096
Non-investment related expenses	1,582	1,992	9,292
Investment related expenses	2,309	2,289	9,198
Transaction related expenses	1,535	3,597	16,474
Total Expenses	7,538	9,678	43,060

Income/(loss) before equity in earnings/(loss) from affiliates	12,466	13,472	(42,842)

Equity in earnings/(loss) from affiliates	(772)	(2,607)	(10,258)
Net Income/(Loss)	11,694	10,865	(53,100)

Dividends on preferred stock	(4,586)	(4,586)	(18,344)

Net Income/(Loss) Available to Common Stockholders	$7,108	$6,279	$(71,444)

Earnings/(Loss) Per Share of Common Stock
Basic	$0.33	$0.33	$(3.12)
Diluted	$0.33	$0.33	$(3.12)

Weighted Average Number of Shares of Common Stock Outstanding
Basic	21,824	19,096	22,890
Diluted	21,824	19,096	22,890

NON-GAAP FINANCIAL MEASURES

Earnings Available for Distribution

This press release contains Earnings Available for Distribution ("EAD"), a non-GAAP financial measure. Our presentation of EAD may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define EAD, a non-GAAP financial measure, as Net Income/(loss) available to common stockholders excluding (i) (a) unrealized gains/(losses) on loans, real estate securities, derivatives and other investments, inclusive of our investment in AG Arc, and (b) net realized gains/(losses) on the sale or termination of such instruments, (ii) any transaction related expenses incurred in connection with the acquisition, disposition, or securitization of our investments, (iii) accrued deal-related performance fees payable to third party operators to the extent the primary component of the accrual relates to items that are excluded from EAD, such as unrealized and realized gains/(losses), (iv) realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights and the derivatives intended to offset changes in the fair value of those net mortgage servicing rights, (v) deferred taxes recognized at our taxable REIT subsidiaries, if any, and (vi) any gains/(losses) associated with exchange transactions on our common and preferred stock. Items (i) through (vi) above include any amount related to those items held in affiliated entities. Management considers the transaction related expenses referenced in (ii) above to be similar to realized losses incurred at the acquisition, disposition, or securitization of an asset and does not view them as being part of its core operations. Management views the exclusion described in (iv) above to be consistent with how it calculates EAD on the remainder of its portfolio. Management excludes all deferred taxes because it believes deferred taxes are not representative of current operations. EAD includes the net interest income and other income earned on our investments on a yield adjusted basis, including TBA dollar roll income/(loss) or any other investment activity that may earn or pay net interest or its economic equivalent.

A reconciliation of GAAP Net Income/(loss) available to common stockholders to EAD for the three months ended December 31, 2022, the three months ended December 31, 2021, and the year ended December 31, 2022 is set forth below (in thousands, except per share data):

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022
Net Income/(loss) available to common stockholders	$7,108	$6,279	$(71,444)
Add (Deduct):
Net realized (gain)/loss	(21,317)	(6,822)	(81,389)
Net unrealized (gain)/loss	14,602	(3,704)	137,634
Transaction related expenses and deal related performance fees	1,587	4,062	17,162
Equity in (earnings)/loss from affiliates	772	2,607	10,258
EAD from equity method investments(a)(b)	(1,565)	(1,054)	(12,320)
Dollar roll income(c)	—	(2,264)	1,999
Earnings available for distribution	$1,187	$(896)	$1,900

Earnings available for distribution, per diluted share	$0.05	$(0.05)	$0.08
(a) For the three months ended December 31, 2022, the three months ended December 31, 2021, and the year ended December 31, 2022, $43.0 thousand or $0.00 per share, $1.2 million or $0.06 per share, and $9.2 million or $0.40 per share, respectively, of realized and unrealized changes in the fair value of Arc Home's net mortgage servicing rights, changes in the fair value of corresponding derivatives, and other asset impairments were excluded from EAD, net of deferred tax expense.
(b) EAD recognized by AG Arc does not include our portion of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us. For the three months ended December 31, 2022, the three months ended December 31, 2021, and the year ended December 31, 2022, $0.2 million or $0.01 per share, $1.8 million or $0.10 per share, and $6.0 million or $0.26 per share of intra-entity profits recognized by Arc Home, respectively, and also decreased the cost basis of the underlying loans we purchased by the same amount.
(c) TBA dollar roll income/(loss) is the economic equivalent of net interest carry income on the underlying Agency RMBS of TBAs over the roll period (interest income less implied financing cost).

The components of EAD for the three months ended December 31, 2022, the three months ended December 31, 2021, and the year ended December 31, 2022 is set forth below (in thousands, except per share data):

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022
Net Interest Income	$13,875	$15,580	$67,619

MITT’s After-Tax Share of Arc Home Net Income	(2,724)	1,424	(2,135)
Less: Elimination of gains on loans sold to MITT(a)	(163)	(1,839)	(6,032)
Less: MSR MTM gains / deferred tax benefit(b)	(43)	(1,201)	(9,227)
Arc Home EAD to MITT	(2,930)	(1,616)	(17,394)

Net interest component of interest rate swaps	927	(1,364)	(4,922)
Dollar roll income/(loss)	—	(2,264)	1,999
Hedge Income/(Expense)	927	(3,628)	(2,923)

Management fee to affiliate	(2,112)	(1,800)	(8,096)
Non-investment related expenses	(1,582)	(1,992)	(9,292)
Investment related expenses	(2,405)	(2,854)	(9,670)
Dividends on preferred stock	(4,586)	(4,586)	(18,344)
Operating Expense	(10,685)	(11,232)	(45,402)

Earnings available for distribution	$1,187	$(896)	$1,900

Earnings available for distribution, per diluted share	$0.05	$(0.05)	$0.08
(a) EAD excludes our portion of gains recorded by Arc Home in connection with the sale of residential mortgage loans to us. We eliminated such gains recognized by Arc Home and also decreased the cost basis of the underlying loans we purchased by the same amount. Upon reducing our cost basis, unrealized gains are recorded within net income based on the fair value of the underlying loans at quarter end.
(b) EAD excludes realized and unrealized changes in the fair value of Arc Home’s net mortgage servicing rights, changes in the fair value of corresponding derivatives, and other asset impairments, net of any deferred tax benefit.

Economic Leverage Ratio

This press release contains Economic Leverage Ratio, a non-GAAP financial measure. Our presentation of Economic Leverage Ratio may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define GAAP leverage as the sum of (1) GAAP Securitized debt, at fair value, (2) our GAAP Financing arrangements, net of any restricted cash posted on such financing arrangements, and (3) the amount payable on purchases that have not yet settled less the financing remaining on sales that have not yet settled. We define Economic Leverage, a non-GAAP metric, as the sum of: (i) our GAAP leverage, exclusive of any fully non-recourse financing arrangements, (ii) financing arrangements held through affiliated entities, net of any restricted cash posted on such financing arrangements, exclusive of any financing utilized through AG Arc, any adjustment related to unsettled trades as described in (2) in the previous sentence, and any non-recourse financing arrangements and (iii) our net TBA position (at cost), if any.

The calculation in the table below divides GAAP leverage and Economic Leverage by our GAAP stockholders’ equity to derive our leverage ratios. The following table presents a reconciliation of our Economic Leverage ratio to GAAP Leverage ($ in thousands).

December 31, 2022	Leverage	Stockholders' Equity	Leverage Ratio
GAAP Securitized debt, at fair value	$3,262,352
GAAP Financing arrangements	621,187
Restricted cash posted on Financing arrangements	(3,357)
GAAP Leverage	$3,880,182	$462,800	8.4x
Financing arrangements through affiliated entities	20,790
Non-recourse financing arrangements(a)	(3,278,761)
Net TBA receivable/(payable) adjustment	(39,206)
Economic Leverage	$583,005	$462,800	1.3x
(a) Non-recourse financing arrangements include securitized debt and other non-recourse financing on certain Non-QM Loans.

Footnotes

(1)    As of December 31, 2022, book value per share is calculated using stockholders’ equity less net proceeds of our cumulative redeemable preferred stock ($220.5 million) as the numerator. As of December 31, 2022, adjusted book value per share is calculated using stockholders’ equity less the liquidation preference of our cumulative redeemable preferred stock ($228.0 million) as the numerator.
(2)    The economic return on equity represents the change in adjusted book value per share during the period, plus the common dividends declared over the period, divided by adjusted book value per share from the prior period.
(3)    Diluted per share figures are calculated using diluted weighted average outstanding shares in accordance with GAAP.
(4)    The Investment Portfolio at period end consists of the net carrying value of our Residential Investments, Agency RMBS, and, where applicable, any long positions in TBAs, including mortgage loans and securities owned through investments in affiliates, exclusive of AG Arc LLC. Our Residential Investments and Agency RMBS are held at fair value. Refer to footnote 5 for more information on the GAAP accounting for certain items included in our Investment Portfolio.
(5)    Generally, when we purchase an investment and finance it, the investment is included in our assets and the financing is reflected in our liabilities on our consolidated balance sheet as either "Financing arrangements" or "Securitized debt, at fair value." Throughout this press release where we disclose our Investment Portfolio and the related financing, we have presented this information inclusive of (i) mortgage loans and securities owned through investments in affiliates that are accounted for under GAAP using the equity method and, where applicable, (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This presentation excludes investments through AG Arc LLC unless otherwise noted.
(6)    The Economic Leverage Ratio is calculated by dividing total Economic Leverage, including any net TBA position, by our GAAP stockholders’ equity at quarter end. Total Economic Leverage at quarter end includes recourse financing arrangements recorded within "Investments in debt and equity of affiliates" exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells and any net TBA position (at cost). Total Economic Leverage excludes any non-recourse financing arrangements. Non-recourse financing arrangements include securitized debt, as well as financing on certain Non-QM Loans. Our obligation to repay our non-recourse financing arrangements is limited to the value of the pledged collateral thereunder and does not create a general claim against us as an entity.
(7)    Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for our Investment Portfolio, which excludes cash held.
(8)    The cost of funds at quarter-end is calculated as the sum of (i) the weighted average funding costs on recourse financing arrangements outstanding at quarter end, (ii) the weighted average funding costs on non-recourse financing arrangements outstanding at quarter end, and (iii) the weighted average of the net pay or receive rate on our interest rate swaps outstanding at quarter end. The cost of funds at quarter-end are weighted by the outstanding financing arrangements at quarter-end, including any non-recourse financing arrangements.
(9)    We allocate our equity by investment using the fair value of our Investment Portfolio, less any associated leverage, inclusive of any long TBA position (at cost). We allocate all non-Investment Portfolio related assets and liabilities to our Investment Portfolio categories based on the characteristics of such assets and liabilities in order to sum to stockholders' equity per the consolidated balance sheets. Our equity allocation method is a non-GAAP methodology and may not be comparable to the similarly titled measure or concepts of other companies, who may use different calculations and allocation methodologies.
(10)    We invest in Arc Home LLC through AG Arc LLC, one of our equity method investees. Our investment in AG Arc LLC is $39.7 million as of December 31, 2022, representing a 44.6% ownership interest.